EXHIBIT 99.(a)(3)

                            TF FINANCIAL CORPORATION

                           Offer to Purchase For Cash
                    Up to 900,000 Shares of its Common Stock
                               at a Purchase Price
             Not Greater Than $26.00 Nor Less than $22.50 Per Share

                THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                       EXPIRE AT 5:00 P.M., EASTERN TIME,
                       ON MONDAY, OCTOBER 27, 1997, UNLESS
                             THE OFFER IS EXTENDED.

                                                              September 26, 1997

To:      Brokers, Dealers, Commercial Banks,
           Trust Companies and Other Nominees

         TF Financial Corporation a Delaware corporation (the "Company"), has appointed us to act as Information Agent in connection with its offer to purchase up to 900,000 shares of its Common Stock, par value $0.10 per share (the "Shares"), including the associated Preferred Share Purchase Rights (the "Rights"), at prices, net to the seller in cash, not greater than $26.00 nor less than $22.50 per Share, specified by tendering stockholders, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated September 26, 1997, and the related Letter of Transmittal (which together constitute the "Offer"). Unless the Rights are redeemed by the Company, a tender of Shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to Shares include the associated Rights.

         The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $26.00 nor less than $22.50 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price which will allow it to purchase 900,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn at prices not greater than $26.00 nor less than $22.50 per Share) pursuant to the Offer, or such greater number as the Company may elect to purchase. All Shares validly tendered and not withdrawn at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. See Section 1 of the Offer to Purchase.

         If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 900,000 Shares are validly tendered and not withdrawn at or below the Purchase Price, the Company will, upon the terms and subject to the conditions of the Offer, buy Shares first from all Odd Lot Holders (as defined in the Offer to Purchase) who validly tender and do not withdraw all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders whose Shares are validly tendered and not withdrawn at or below the Purchase Price.

         THE OFFER IS NOT  CONDITIONED  ON ANY  MINIMUM  NUMBER OF SHARES  BEING
TENDERED.  THE OFFER IS,  HOWEVER,  SUBJECT TO  CERTAIN  OTHER  CONDITIONS.  SEE
SECTION 6 OF THE OFFER TO PURCHASE.

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

                  1.       Offer to Purchase, dated September 26, 1997;

                  2. Letter to Clients that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

                  3. Letter dated September 26, 1997 from John R. Stranford, President and Chief Executive Officer of the Company, to stockholders of the Company;

                  4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9 and guidelines); and

                  5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MONDAY, OCTOBER 27, 1997, UNLESS THE OFFER IS EXTENDED.

         No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Information Agent or the Depositary as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

         In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         As described in Section 3, "Procedures for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange, or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer
Facilities described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three over-the-counter trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

         Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover page of the Offer to Purchase.

         Additional copies of the enclosed material may be obtained from the undersigned, telephone: (800) 322-2885.

                                             Very truly yours,




                                             MacKenzie Partners, Inc.

Enclosures




================================================================================
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
================================================================================


                                        3